Exhibit 21.1

Subsidiaries of the Company:

JLM Marketing, Inc.

JLM International, Inc.

JLM Industries (Europe) B.V.

JLM Chemicals Canada, Inc.

JLM Industries (South Africa) (Proprietary) Limited

JLM Chemicals, Inc.

JLM Realty, Inc.

JLM (Ind), Inc.